Exhibit 99.1

CORRECTING and REPLACING Albany International Reports Fourth-Quarter Results

Fourth-quarter Highlights

  Net sales were $226.7 million, an increase of 6.4% compared to 2016 (see Table 1).
  Net income attributable to the Company was $5.9 million ($0.18 per share), including a net charge of $5.1 million ($0.16 per share) for income tax adjustments resulting primarily from changes in U.S. tax laws. Q4 2016 Net income attributable to the Company was $15.8 million ($0.49 per share), including a net benefit of $2.5 million ($0.08 per share) from income tax adjustments.
  Net income attributable to the Company, excluding adjustments (a non-GAAP measure), was $0.44 per share, compared to $0.36 per share in Q4 2016 (see Table 18).
  Adjusted EBITDA (a non-GAAP measure) was $43.4 million, compared to $38.3 million in Q4 2016 (see Tables 8 and 9). Q4 2016 Adjusted EBITDA included a charge of $2.5 million related to the theft of cash in Japan.
  On February 5, the Company issued a press release announcing that Olivier Jarrault has been named President and Chief Executive Officer to succeed Joseph G. Morone, effective March 2.

ROCHESTER, N.H.--(BUSINESS WIRE)--February 15, 2018--On February 5, 2018, Albany International issued a news release reporting fourth-quarter 2017 financial results. Subsequently, the Company determined that fourth-quarter 2017 income tax expense was $10.0 million, rather than the $12.1 million initially reported. This correction also resulted in changes to the originally reported Q4 and full-year 2017 income tax rate, discrete tax expense, and net income attributable to the Company (as reported and excluding adjustments). The correction had no effect on fourth-quarter or full-year 2017 Adjusted EBITDA.

The corrected release reads:

ALBANY INTERNATIONAL REPORTS FOURTH-QUARTER RESULTS

Fourth-quarter Highlights

  Net sales were $226.7 million, an increase of 6.4% compared to 2016 (see Table 1).
  Net income attributable to the Company was $5.9 million ($0.18 per share), including a net charge of $5.1 million ($0.16 per share) for income tax adjustments resulting primarily from changes in U.S. tax laws. Q4 2016 Net income attributable to the Company was $15.8 million ($0.49 per share), including a net benefit of $2.5 million ($0.08 per share) from income tax adjustments.
  Net income attributable to the Company, excluding adjustments (a non-GAAP measure), was $0.44 per share, compared to $0.36 per share in Q4 2016 (see Table 18).
  Adjusted EBITDA (a non-GAAP measure) was $43.4 million, compared to $38.3 million in Q4 2016 (see Tables 8 and 9). Q4 2016 Adjusted EBITDA included a charge of $2.5 million related to the theft of cash in Japan.
  On February 5, the Company issued a press release announcing that Olivier Jarrault has been named President and Chief Executive Officer to succeed Joseph G. Morone, effective March 2.

Albany International Corp. (NYSE:AIN) reported that Q4 2017 Net income attributable to the Company was $5.9 million, including a net charge of $5.1 million for income tax adjustments, principally due to the U.S. tax reform enacted in December 2017. Q4 2016 Net income attributable to the Company was $15.8 million, including a net benefit of $2.5 million from income tax adjustments.

Q4 2017 Income before income taxes was $15.1 million, including $3.3 million of restructuring charges and $1.8 million of losses from foreign currency revaluation. Q4 2016 Income before income taxes was $20.8 million, including restructuring charges of $0.7 million and gains of $3.2 million from foreign currency revaluation. Q4 2016 Income before income taxes also included a charge of $2.5 million related to a theft of cash in Japan.

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1
	Net Sales Three Months ended December 31,		Percent	Impact of Changes in Currency	Percent Change excluding Currency
(in thousands, excluding percentages)	2017	2016	Change	Translation Rates	Rate Effect
Machine Clothing (MC)	$150,263	$144,744	3.8%	$4,382	0.8%
Albany Engineered Composites (AEC)	76,465	68,302	12.0	937	10.6
Total	$226,728	$213,046	6.4%	$5,319	3.9%

In Machine Clothing, continuing declines in the publication grades were more than offset by growth in other grades. The increase in AEC Net sales was primarily due to growth in the 787 fuselage frames, F-35 airframe and CH-53K programs.

Table 2 summarizes Gross profit by segment:

Table 2
	Three Months ended December 31, 2017		Three Months ended December 31, 2016
(in thousands, excluding percentages)	Gross profit	Percent of sales	Gross profit	Percent of sales
Machine Clothing	$67,602	45.0%	$67,775	46.8%
Albany Engineered Composites	10,003	13.1	9,792	14.3
Corporate Expenses	(219)	-	(235)	-
Total	$77,386	34.1%	$77,332	36.3%

Fourth-quarter MC gross profit as a percentage of sales decreased due to stronger than normal year-end negative effects on capacity utilization. For the full year, MC gross profit as a percentage of sales remained steady at 47.5% in both 2016 and 2017. The decrease in AEC gross profit as a percentage of sales reflects ramp-up inefficiencies which were partially offset by a favorable net adjustment to the estimated profitability of long-term contracts.

Table 3 summarizes selling, technical, general and research (STG&R) expenses by segment:

Table 3
	Three Months ended December 31, 2017		Three Months ended December 31, 2016
(in thousands, excluding percentages)	STG&R Expense	Percent of sales	STG&R Expense	Percent of sales
Machine Clothing	$30,601	20.4%	$27,679	19.1%
Albany Engineered Composites	8,564	11.2	10,546	15.4
Corporate Expenses	12,386	-	11,554	-
Total	$51,551	22.7%	$49,779	23.4%

Gains from the revaluation of nonfunctional-currency assets and liabilities decreased total fourth-quarter STG&R expenses by $0.5 million in 2017 and $2.0 million in 2016. The increase in MC STG&R expenses was primarily due to lower revaluation gains and higher research and development expenses. The decrease in AEC STG&R expenses was due primarily to lower-than-average spending in research and development activities during Q4 2017, and acquisition accounting adjustments that increased STG&R expenses by $0.7 million in Q4 2016.

Table 4 summarizes fourth-quarter expenses associated with internally funded research and development by segment:

Table 4
	Research and development expenses by segment Three Months ended December 31,
(in thousands)	2017	2016
Machine Clothing	$5,210	$4,188
Albany Engineered Composites	2,506	3,672
Total	$7,716	$7,860

Table 5 summarizes fourth-quarter operating income by segment:

Table 5
	Operating Income/(loss) Three Months ended December 31,
(in thousands)	2017	2016
Machine Clothing	$34,584	$39,946
Albany Engineered Composites	585	(1,280)
Corporate expenses	(12,605)	(11,836)
Total	$22,564	$26,830

Table 6 presents the effect on operating income from restructuring and currency revaluation:

Table 6
	Expenses/(gain) in Q4 2017 resulting from		Expenses/(gain) in Q4 2016 resulting from
(in thousands)	Restructuring	Revaluation	Restructuring	Revaluation
Machine Clothing	$2,417	$(524)	$150	$(2,050)
Albany Engineered Composites	854	44	526	11
Corporate expenses	-	2	47	-
Total	$3,271	$(478)	$723	$(2,039)

Restructuring charges in Q4 2017 were principally related to previously-announced restructuring actions in Europe. Due to the ongoing nature of discussions with the local works council associated with the announced proposal for the restructuring of Machine Clothing operations in France, the Company has not recorded a provision for potential severance and other costs that could be incurred if the restructuring proposal is approved.

Q4 2017 Other income/expense, net, was expense of $3.4 million, including losses related to the revaluation of nonfunctional-currency balances of $2.3 million. Q4 2016 Other income/expense, net, was expense of $2.1 million, including income related to the revaluation of nonfunctional-currency balances of $1.2 million and a charge of $2.5 million related to the theft of cash from the Company’s subsidiary in Japan.

Table 7 summarizes currency revaluation effects on certain financial metrics:

Table 7
	Income/(loss) attributable to currency revaluation Three Months ended December 31,
(in thousands)	2017	2016
Operating income	$478	$2,039
Other income/(expense), net	(2,323)	1,170
Total	$(1,845)	$3,209

The Company’s income tax rate based on income from continuing operations was 32.0% for Q4 2017, compared to 35.3% for Q4 2016. Discrete tax items and the effect of a change in the estimated income tax rate increased income tax expense by $5.1 million in Q4 2017, principally due to a charge to reflect the Company’s estimate of the impact of U.S. tax law changes. Discrete tax items and the effect of a change in the estimated income tax rate decreased income tax expense by $2.5 million in Q4 2016.

Tables 8 and 9 provide a reconciliation of operating income and net income to EBITDA and Adjusted EBITDA:

Table 8
Three Months ended December 31, 2017 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$34,584	$585	$(12,605)	$22,564
Interest, taxes, other income/expense	-	-	(17,406)	(17,406)
Net income (GAAP)	34,584	585	(30,011)	5,158
Interest expense, net	-	-	4,049	4,049
Income tax expense	-	-	9,985	9,985
Depreciation and amortization	8,429	8,920	1,351	18,700
EBITDA (non-GAAP)	43,013	9,505	(14,626)	37,892
Restructuring expenses, net	2,417	854	-	3,271
Foreign currency revaluation (gains)/losses	(524)	44	2,325	1,845
Adjustment to write-off of inventory in a discontinued product line	-	(355)	-	(355)
Pretax loss attributable to non-controlling interest in ASC	-	746	-	746
Adjusted EBITDA (non-GAAP)	$44,906	$10,794	$(12,301)	$43,399

Table 9
Three Months ended December 31, 2016 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$39,946	$(1,280)	$(11,836)	$26,830
Interest, taxes, other income/expense	-	-	(10,844)	(10,844)
Net income (GAAP)	39,946	(1,280)	(22,680)	15,986
Interest expense, net	-	-	3,854	3,854
Income tax expense	-	-	4,841	4,841
Depreciation and amortization	8,583	6,433	1,221	16,237
EBITDA (non-GAAP)	48,529	5,153	(12,764)	40,918
Restructuring expenses, net	150	526	47	723
Foreign currency revaluation (gains)/losses	(2,050)	11	(1,170)	(3,209)
Pretax (income) attributable to non-controlling interest in ASC	-	(160)	-	(160)
Adjusted EBITDA (non-GAAP)	$46,629	$5,530	$(13,887)	$38,272

Payments for capital expenditures were $22.9 million in Q4 2017, compared to $22.2 million in Q4 2016. Depreciation and amortization was $18.7 million in Q4 2017, compared to $16.2 million in Q4 2016.

CFO Comments

CFO and Treasurer John Cozzolino commented, “During the fourth quarter, the Company amended and extended its revolving credit facility with its existing group of banks. The facility was increased from $550 million to $685 million, the maturity date extended to November 2022, and the leverage ratio limit increased to 3.75 through June 2019 (after which the limit moves back to 3.50). The remaining terms of the new facility are essentially the same as the previous facility. Additionally, during the quarter the Company utilized its credit facility to pay down the remaining $50 million due on the 6.84% notes with Prudential. At the end of the year, borrowings under the new credit facility were $501 million.

“The Company replaced its existing interest rate swaps with new swap agreements during the quarter. The previous swaps, which fixed LIBOR on $300 million of debt at 1.245%, were terminated with the Company receiving about $6 million of proceeds. The new swaps fix LIBOR on $350 million of debt at 2.11% through October 2022. At year end, the effective interest rate for borrowings under the revolving credit facility was 3.40%.

“Cash flow in the fourth quarter was strong due to good operating performance and management of working capital. Cash balances increased about $30 million to a total of $184 million, while total debt increased about $11 million to $516 million as of the end of the year. The combined effect of those two changes resulted in a $20 million decrease in net debt (total debt less cash, see Table 20) to a balance of $332 million as of the end of the year. The Company’s leverage ratio, as defined in our revolving credit facility, was 2.62 at the end of the year, well below our limit of 3.75.

”Payments for capital expenditures in Q4 were about $23 million, bringing the total for the year to approximately $85 million. As several key AEC programs continue to ramp, we continue to expect total Company capital expenditures in 2018 to be in the range of $20 million to $25 million per quarter.

“New tax legislation in the U.S. had a significant mostly non-cash impact on discrete tax expense in Q4. Tax expense of $6 million was recorded to reflect the impact of the mandatory deemed repatriation of offshore earnings, while $1 million was recorded as the result of the revaluation of U.S. net deferred tax assets using the new lower rate of 21%. These charges are based on the Company’s current estimates. The final impact of the new tax legislation may differ materially due to factors such as further refinement of the Company’s calculations, changes in interpretations and assumptions that the Company has made, additional guidance that may be issued by the U.S. Government, and actions the Company may take, among other items. The Company plans to continue its repatriation program and expects that over the long run the new tax legislation will have a beneficial impact on the program.

“The Company’s income tax rate, based on income from continuing operations, decreased to 32% in 2017, compared to 35% in 2016. Cash paid for income taxes was about $3 million in Q4, bringing the full-year total to $24 million. Based on the Company’s current estimate of the mix of earnings in the countries where we do business and including the impact of the lower tax rate in the U.S., we estimate the 2018 tax rate on income from continuing operations to be in the range of 27% to 31%. Cash taxes in 2018 are expected to be in the range of $22 million to $24 million.

“Effective January 1, 2018, the Company adopted ASC 606, Revenue from Contracts with Customers, utilizing the cumulative effect method for transitioning to the new standard. As a result, in 2018 the Company will report results under the new standard, and will also provide disclosure of results calculated under the former standard. Although the Company is still finalizing the implementation of this new standard, it is clear that it will have an impact on both businesses.

“For MC, a large portion of revenue will continue to be recognized upon delivery to customers. Revenue associated with certain contracts, however, will be accelerated in situations where the Company satisfies its performance obligation in advance of delivery. Additionally, the Company expects to allocate a small portion of revenue to services to reflect certain situations in which support services are provided to customers. While these changes could increase volatility in quarterly sales, total 2018 MC net sales should not be significantly impacted by this new standard.

“In AEC, the impact of the new standard will vary based on the terms of each customer contract. For most long-term contracts, we expect to record revenue based on costs incurred as compared to units of delivery, which we have used for several of our programs. For contracts previously utilizing the units of delivery method, this change should result in the acceleration of revenue. Additionally, profitability of many long-term contracts will be estimated based on shorter time periods than those used under the former standard. We expect that this change will result in lower reported earnings during the early years of a program, with higher reported earnings once a program is ramped up. Overall for 2018, we do not expect this new standard to have a significant impact on AEC net sales, however due to the effects on the accounting for certain new or existing early-stage programs, 2018 reported earnings could be somewhat lower than they would have been under the former standard.”

CEO Comments

CEO Joseph Morone said, “Q4 2017 was another good quarter for Albany International. Although charges associated with the new tax law contributed to a sharp drop in net income, both businesses performed well in Q4, resulting in solid growth in total Company sales and Adjusted EBITDA, and strong cash flow. MC and AEC both reached the high-end of their projected outlooks for full-year 2017, and expect continued strong performance in 2018.

“Q4 sales in MC were once again stable compared to Q4 2016, as market trends of the previous eight quarters persisted. A roughly 10% decline in publication grades sales was offset by stable or incrementally growing sales in other grades. Publication grade sales declined to approximately 23% of total sales compared to 25% in Q4 2016. Prices were stable, although pricing pressure remained intense, particularly in Asia. New product performance was once again strong across the board, and we are greatly encouraged by advances in the new technology platform across multiple segments and product lines. The only anomaly in the quarter was a drop in gross margin due to higher than normal end-of-year underutilization of capacity. We expect gross margin to bounce back in 2018 to the full-year average of the past two years.

“For the full-year 2017, sales excluding currency, gross margin, operating income and Adjusted EBITDA were virtually identical to 2016, with gross margin at 47.5% and Adjusted EBITDA again at the high end of our expected range of $180 million to $195 million.

“After a decade of steady year-over-year sales declines due to the collapse of the publication grades, we view the stability of MC sales over the past two years as an indicator of an important, structural change. Although publication grade sales are likely to continue to erode at a 5% to 10% annual rate and to cause periodic volatility when large numbers of publication machines are shut down in a short period of time, the publication grades have become a small enough part of MC’s sales mix that under normal economic conditions, incremental growth in the other grades should usually be sufficient to offset those declines. The last two years suggest it may now be appropriate to think of MC for the long-term as a stable business with some potential for small increases in sales volume during strong economic conditions, rather than as a gradually deteriorating business fighting a market in structural decline.

“We expect full-year 2018 to be comparable to full-year 2017, and thus for MC to again perform in the upper half of our expected range. While growing inflationary pressures and a weakening U.S. dollar could lead to some regression away from the very high end of our normal range for Adjusted EBITDA, a strong order backlog, healthy economic conditions around the world, and continued strong product performance should lead to another good year for MC in 2018.

“AEC also had a good quarter and full year. Sales grew by 12% compared to a strong Q4 2016, and 38% compared to full-year 2016. The year-over-year Q4 increase was driven primarily by growth in the 787 fuselage frames, F-35 airframe, and CH-53K programs in Salt Lake City along with the new program for engine parts in Boerne. LEAP, which accounted for 44% of sales, was flat compared to an especially strong Q4 2016. Compared to Q3 2017, LEAP grew by 30%, and compared to full-year 2016, LEAP grew by 40%.

“All of AEC’s ramping programs made progress on quality and deliveries, and the two new plants in Querétaro Mexico are on schedule. The first of these two plants produced and shipped its first LEAP fan blades late in Q4. We continue to see upward pressure on demand for the LEAP program, while demand on all of AEC’s other ramping programs is either stable or facing incremental upward pressure.

“AEC Q4 2017 operating income improved to slightly above break-even. As expected, Gross profit was hurt by ramp-up inefficiencies in Q4, but the negative impact was offset by a favorable net adjustment to estimated profitability of long-term contracts. As a result, Adjusted EBITDA as a percent of sales improved to 14% compared to 11% in Q3 2017, and 8% in Q4 2016. As discussed earlier in this release in the CFO commentary, future AEC profit margins will be affected by the change in revenue recognition standards that went into effect on January 1 of this year. But holding revenue recognition standards constant, the trend toward incrementally improving profit margins should continue through 2018 and 2019, as the rate of hiring, training and new equipment installation begins to slow and operating efficiencies advance.

“In new business development, we continue to make progress on three fronts: opportunities with our current customers on existing platforms, opportunities on new platforms, and longer-term opportunities still in development. We have made enough progress on each of these fronts to revise our estimate of revenue potential for 2020. In 2016, following the acquisition of our Salt Lake City operation, we stated that AEC had the potential to grow to $450 million in revenue by 2020. In mid-year 2017, we revised that potential upward to $450 million to $500 million. We now think $475 million to $550 million is a reasonable estimate. This assumes both existing contracts and contracts that we believe we are more likely than not to win. We continue to expect 18% to 20% EBITDA as a percent of sales by 2020 (again, holding revenue recognition standards constant).

“As for our outlook for 2018, we expect 20% to 30% growth in full-year sales, driven primarily by the ramp-ups in LEAP, 787 fuselage frames, and F-35 programs, and holding revenue recognition standards constant, continued steady, incremental improvement in Adjusted EBITDA as a percent of sales.

“In sum, this was another good quarter and year for Albany, with stable year-over-year performance on both top and bottom lines in MC, continued strong growth and incremental improvements in profitability in AEC, and an outlook for both businesses of continued strong performance in 2018.”

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain non-GAAP metrics, including: percent change in net sales excluding currency rate effects (for each segment and the Company as a whole); EBITDA and Adjusted EBITDA (for each segment and the Company as a whole, represented in dollars or as a percentage of net sales); net debt; and net income per share attributable to the Company, excluding adjustments. Such items are provided because management believes that, when reconciled from the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance.

Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. EBITDA, or net income with interest, taxes, depreciation, and amortization added back, is a common indicator of financial performance used, among other things, to analyze and compare core profitability between companies and industries because it eliminates effects due to differences in financing, asset bases and taxes. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, currency revaluation, inventory write-offs associated with discontinued businesses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Restructuring expenses in the MC segment, while frequent in recent years, are reflective of significant reductions in manufacturing capacity and associated headcount in response to shifting markets, and not of the profitability of the business going forward as restructured. Net debt is, in the opinion of the Company, helpful to investors wishing to understand what the Company’s debt position would be if all available cash were applied to pay down indebtedness. EBITDA, Adjusted EBITDA and net income per share attributable to the Company, excluding adjustments, are performance measures that relate to the Company’s continuing operations.

Percent changes in net sales, excluding currency rate effects, are calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring, inventory write-offs associated with discontinued businesses and pension settlement charges; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains in excess of previously recorded losses; subtracting (or adding) Income (or loss) attributable to the non-controlling interest in Albany Safran Composites (ASC); and adding expenses related to the Company’s acquisition of Harris Corporation’s composite aerostructures division. Adjusted EBITDA may also be presented as a percentage of net sales by dividing it by net sales. Net income per share attributable to the Company, excluding adjustments, is calculated by adding to (or subtracting from) net income attributable to the Company per share, on an after-tax basis: restructuring charges; inventory write-offs associated with discontinued businesses; discrete tax charges (or gains) and the effect of changes in the income tax rate; foreign currency revaluation losses (or gains); acquisition expenses; and losses (or gains) from the sale of investments.

EBITDA, Adjusted EBITDA, and net income per share attributable to the Company, excluding adjustments, as defined by the Company, may not be similar to similarly named measures of other companies. Such measures are not considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the income tax rate based on income from continuing operations and the weighted-average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Tables 10 and 11 contain full-year Net sales and Gross profit by segment:

Table 10
	Net Sales Years ended December 31,		Percent	Impact of Changes in Currency	Percent Change excluding Currency
(in thousands, excluding percentages)	2017	2016	Change	Translation Rates	Rate Effect
Machine Clothing (MC)	$590,357	$582,190	1.4%	$3,071	0.9%
Albany Engineered Composites (AEC)	273,360	197,649	38.3	674	38.0
Total	$863,717	$779,839	10.8%	$3,745	10.3%

Table 11
	Year ended December 31, 2017		Year ended December 31, 2016
(in thousands, excluding percentages)	Gross profit	Percent of sales	Gross profit	Percent of sales
Machine Clothing	$280,683	47.5%	$276,402	47.5%
Albany Engineered Composites	15,875	5.8	25,121	12.7
Corporate Expenses	(778)	-	(955)	-
Total	$295,780	34.2%	$300,568	38.5%

Tables 12 and 13 contain full-year Adjusted EBITDA by segment:

Table 12
Year ended December 31, 2017 (in thousands)	Machine Clothing	Albany Engineered Composites*	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$153,936	$(31,657)	$(46,128)	$76,151
Interest, taxes, other income/expense	-	-	(43,566)	(43,566)
Net income (GAAP)	153,936	(31,657)	(89,694)	32,585
Interest expense, net	-	-	17,091	17,091
Income tax expense	-	-	22,123	22,123
Depreciation and amortization	33,527	33,533	4,896	71,956
EBITDA (non-GAAP)	187,463	1,876	(45,584)	143,755
Restructuring expenses, net	3,429	10,062	-	13,491
Foreign currency revaluation losses	3,903	214	4,644	8,761
Write-off of inventory in a discontinued product line	-	2,800	-	2,800
Pretax loss attributable to non-controlling interest in ASC	-	567	-	567
Adjusted EBITDA (non-GAAP)	$194,795	$15,519	$(40,940)	$169,374

* Includes Q2 charge of $15.8 million related to revisions in the estimated profitability of two long-term contracts.

Table 13
Year ended December 31, 2016 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$152,529	$(15,363)	$(45,390)	$91,776
Interest, taxes, other income/expense	-	-	(38,964)	(38,964)
Net income (GAAP)	152,529	(15,363)	(84,354)	52,812
Interest expense, net	-	-	13,464	13,464
Income tax expense	-	-	25,454	25,454
Depreciation and amortization	36,428	24,211	6,822	67,461
EBITDA (non-GAAP)	188,957	8,848	(38,614)	159,191
Restructuring expenses, net	6,069	2,314	(7)	8,376
Foreign currency revaluation losses/(gains)	(404)	16	(3,525)	(3,913)
Acquisition expenses	-	5,367	-	5,367
Pretax (income) attributable to non-controlling interest in ASC	-	(125)	-	(125)
Adjusted EBITDA (non-GAAP)	$194,622	$16,420	$(42,146)	$168,896

Tables 14 through 17 contain Q4 and full-year calculations of per share effects of certain income and expense items:

Table 14
Three Months ended December 31, 2017 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$3,271	$1,047	$2,224	$0.07
Foreign currency revaluation losses	1,845	590	1,255	0.04
Reduction in write-off of inventory in a discontinued product line	355	131	224	0.01
Favorable effect of change in income tax rate	-	1,742	1,742	0.05
Net discrete income tax charge	-	6,883	6,883	0.21

Table 15
Three Months ended December 31, 2016 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$723	$255	$468	$0.01
Foreign currency revaluation gains	3,209	1,133	2,076	0.06
Expenses related to integration of acquired business	762	290	472	0.01
Loss due to theft	2,506	877	1,629	0.05
Favorable effect of change in income tax rate	-	1,278	1,278	0.04
Net discrete income tax benefit	-	1,243	1,243	0.04

Table 16
Year ended December 31, 2017 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$13,491	$4,768	$8,723	$0.27
Foreign currency revaluation losses	8,761	3,107	5,654	0.18
Write-off of inventory in a discontinued product line	2,800	1,036	1,764	0.05
Net discrete income tax charge	-	4,602	4,602	0.14
Charge for revision to estimated profitability of AEC contracts	15,821	5,854	9,967	0.31

Table 17
Year ended December 31, 2016 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$8,376	$3,220	$5,156	$0.16
Foreign currency revaluation gains	3,913	1,389	2,524	0.07
Acquisition expenses	5,367	1,933	3,434	0.11
Loss due to theft	2,506	877	1,629	0.05
Net discrete income tax benefit	-	2,175	2,175	0.07

Table 18 contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 18
	Three Months ended December 31,		Years ended December 31,
Per share amounts (Basic)	2017	2016	2017	2016
Net income/(loss) attributable to the Company, reported (GAAP)	$0.18	$0.49	$1.03*	$1.64
Adjustments:
Restructuring charges	0.07	0.01	0.27	0.16
Discrete tax adjustments and effect of change in income tax rate	0.16	(0.08)	0.14	(0.07)
Foreign currency revaluation losses/(gains)	0.04	(0.06)	0.18	(0.07)
Write-off of inventory in a discontinued product line	(0.01)	-	0.05	-
Acquisition expenses	-	-	-	0.11
Net income attributable to the Company, excluding adjustments (non-GAAP)	$0.44	$0.36	$1.67	$1.77

* Includes Q2 charge of $0.31 per share for revisions in estimated profitability of two AEC contracts

Table 19 contains the calculation AEC Adjusted EBITDA as a percentage of sales:

Table 19
	Adjusted EBITDA as a percentage of net sales
	Three months ended

	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands, except percentages)	2017	2017	2017	2017	2016
Adjusted EBITDA (non-GAAP)	$10,794	$8,125	$(8,586)*	$5,188	$5,530
Net sales (GAAP)	$76,465	$71,447	$68,999	$56,450	$68,302
Adjusted EBITDA as a percentage of net sales	14.1%	11.4%	(12.4)%	9.2%	8.1%

* Includes charge of $15.8 million in Q2 2017 for revisions in estimated profitability of two AEC contracts.

Table 20 contains the calculation of net debt:

Table 20
(in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Notes and loans payable	$262	$186	$249	$274	$312
Current maturities of long-term debt	1,799	51,765	51,732	51,699	51,666
Long-term debt	514,120	453,578	444,030	428,477	432,918
Total debt	516,181	505,529	496,011	480,450	484,896
Cash and cash equivalents	183,727	153,465	138,792	143,333	181,742
Net debt	$332,454	$352,064	$357,219	$337,117	$303,154

Table 21 contains the reconciliation of MC 2018 projected Adjusted EBITDA to MC 2018 projected net income:

Table 21
Machine Clothing Full-Year 2018 Outlook (in millions)	Normal target range for full-year
Net income (non-GAAP)	$147 - $162
Depreciation and amortization	33
EBITDA (non-GAAP)	$180 - $195
Restructuring expenses	*
Foreign currency revaluation losses	*
Adjusted EBITDA (non-GAAP)	$180 - $195

* Due to the uncertainty of these items, management is currently unable to project restructuring expenses and foreign currency revaluation gains/losses for 2018.

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic, geopolitical and paper-industry trends and conditions during 2018 and in future years; expectations in 2018 and in future periods of sales, EBITDA, Adjusted EBITDA (both in dollars and as a percentage of net sales), income, gross profit, gross margin, cash flows and other financial items in each of the Company’s businesses, and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and the sales growth potential of key AEC programs, as well as AEC as a whole; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; the impact of the new revenue recognition standard on financial results for each business segment and for the Company as a whole; the impact of the U.S. tax legislation passed in Q4 2017; the timing and impact of the proposed restructuring in France; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products.

Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect in some cases.

ALBANY INTERNATIONAL CORP. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

Three Months Ended December 31,			Years Ended December 31,

2017	2016		2017	2016

$226,728	$213,046	Net sales	$863,717	$779,839
149,342	135,714	Cost of goods sold	567,937	479,271

77,386	77,332	Gross profit	295,780	300,568
41,165	39,115	Selling, general, and administrative expenses	164,964	160,112
10,386	10,664	Technical and research expenses	41,174	40,304
3,271	723	Restructuring expenses, net	13,491	8,376

22,564	26,830	Operating income	76,151	91,776
4,049	3,854	Interest expense, net	17,091	13,464
3,372	2,149	Other expense, net	4,352	46

15,143	20,827	Income before income taxes	54,708	78,266
9,985	4,841	Income tax expense	22,123	25,454

5,158	15,986	Net income	32,585	52,812
(728)	190	Net income/(loss) attributable to the noncontrolling interest	(526)	79
$5,886	$15,796	Net income attributable to the Company	$33,111	$52,733

$0.18	$0.49	Earnings per share attributable to Company shareholders - Basic	$1.03	$1.64

$0.18	$0.49	Earnings per share attributable to Company shareholders - Diluted	$1.03	$1.64

		Shares of the Company used in computing earnings per share:
32,196	32,107	Basic	32,169	32,086

32,218	32,145	Diluted	32,199	32,125

$0.17	$0.17	Dividends declared per share, Class A and Class B	$0.68	$0.68

ALBANY INTERNATIONAL CORP. CONSOLIDATED BALANCE SHEETS (in thousands, except share data) (unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$183,727	$181,742
Accounts receivable, net	202,675	171,193
Inventories	136,519	133,906
Income taxes prepaid and receivable	6,266	5,213
Prepaid expenses and other current assets	17,020	9,251
Total current assets	546,207	501,305

Property, plant and equipment, net	451,802	422,564
Intangibles, net	55,441	66,454
Goodwill	166,796	160,375
Income taxes receivable and deferred	68,648	68,865
Contract receivables	32,811	14,045
Other assets	39,493	29,825
Total assets	$1,361,198	$1,263,433

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$262	$312
Accounts payable	44,899	43,305
Accrued liabilities	105,914	95,195
Current maturities of long-term debt	1,799	51,666
Income taxes payable	8,643	9,531
Total current liabilities	161,517	200,009

Long-term debt	514,120	432,918
Other noncurrent liabilities	101,555	106,827
Deferred taxes and other liabilities	10,991	12,389
Total liabilities	788,183	752,143

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 37,395,753 in 2017 and 37,319,266 in 2016	37	37
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,233,998 in 2017 and 2016	3	3
Additional paid in capital	428,423	425,953
Retained earnings	534,082	522,855
Accumulated items of other comprehensive income:
Translation adjustments	(87,318)	(133,298)
Pension and postretirement liability adjustments	(50,536)	(51,719)
Derivative valuation adjustment	1,953	828
Treasury stock (Class A), at cost 8,431,335 shares in 2017 and 8,443,444 shares in 2016	(256,876)	(257,136)
Total Company shareholders' equity	569,768	507,523
Noncontrolling interest	3,247	3,767
Total equity	573,015	511,290
Total liabilities and shareholders' equity	$1,361,198	$1,263,433

ALBANY INTERNATIONAL CORP. CONSOLIDATED STATEMENTS OF CASH FLOW (in thousands) (unaudited)

Three Months Ended December 31,			Years ended December 31,

2017	2016		2017	2016
		OPERATING ACTIVITIES
$5,158	$15,986	Net income	$32,585	$52,812
		Adjustments to reconcile net income to net cash provided by operating activities:
16,150	13,370	Depreciation	61,517	58,106
2,550	2,867	Amortization	10,439	9,355
(7,623)	(222)	Change in other noncurrent liabilities	(10,145)	(5,232)
9,356	6,663	Change in deferred taxes and other liabilities	(1,264)	5,889
954	1,369	Provision for write-off of property, plant and equipment	2,870	2,778
26	211	Non-cash interest expense	660	564
268	551	Compensation and benefits paid or payable in Class A Common Stock	2,133	2,433
-	-	Write-off of intangible assets in a discontinued product line	4,149	-
-	51	Write-off of pension liability adjustment due to settlement	-	51

		Changes in operating assets and liabilities that (used)/provided cash, net of impact of business acquisition:
(2,078)	(6,205)	Accounts receivable	(21,859)	(12,697)
20,300	366	Inventories	3,090	(12,520)
(4,322)	707	Prepaid expenses and other current assets	(7,489)	(2,595)
1,876	(3,943)	Income taxes prepaid and receivable	(941)	(2,206)
5,614	3,652	Accounts payable	2,910	2,108
778	5,048	Accrued liabilities	5,303	1,312
(3,763)	(2,601)	Income taxes payable	(799)	1,398
(3,123)	(14,045)	Contract receivables	(18,766)	(14,045)
(2,120)	3,900	Other, net	(2,677)	(6,571)
40,001	27,725	Net cash provided by operating activities	61,716	80,940

		INVESTING ACTIVITIES
-	-	Purchase of business, net of cash acquired	-	(187,000)
(21,286)	(21,215)	Purchases of property, plant and equipment	(83,010)	(71,244)
(1,589)	(986)	Purchased software	(2,127)	(2,248)
-	517	Proceeds from sale or involuntary conversion of assets	-	6,939
(22,875)	(21,684)	Net cash used in investing activities	(85,137)	(253,553)

		FINANCING ACTIVITIES
69,999	3,112	Proceeds from borrowings	115,334	235,907
(59,336)	(10,661)	Principal payments on debt	(84,047)	(34,356)
(2,130)	-	Debt acquisition costs	(2,130)	(1,771)
6,346	-	Cash received/(paid) to settle swap agreements	6,346	(5,175)
-	-	Taxes paid in lieu of share issuance	(1,364)	(1,272)
66	63	Proceeds from options exercised	597	517
(5,473)	(5,458)	Dividends paid	(21,869)	(21,812)
9,472	(12,944)	Net cash provided by/(used in) financing activities	12,867	172,038

3,664	(7,525)	Effect of exchange rate changes on cash and cash equivalents	12,539	(2,796)

30,262	(14,428)	Increase/(decrease) in cash and cash equivalents	1,985	(3,371)
153,465	196,170	Cash and cash equivalents at beginning of period	181,742	185,113
$183,727	$181,742	Cash and cash equivalents at end of period	$183,727	$181,742

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Heather Kralik, 801-505-7001
heather.kralik@albint.com